Exhibit 99.1

Applied DNA Announces Retirement of Chairperson and CEO

Dr. James A. Hayward

- President and COO Judy Murrah Appointed New Chairperson of the Board of Directors and CEO -

STONY BROOK, N.Y. – June 17, 2025 - Applied DNA Sciences, Inc. (NASDAQ: APDN) (“Applied DNA” or the “Company”), a leader in PCR-based DNA technologies, today announced that Chairperson and Chief Executive Officer Dr. James A. Hayward is retiring from the Company and will step down from the Board of Directors effective June 18, 2025, following a distinguished 20-year term. During his tenure, Dr. Hayward was instrumental in transforming the Company’s proprietary DNA production and detection technologies into commercial platforms, thereby establishing the foundation for Applied DNA’s current market offerings.

Furthermore, the Board of Directors of Applied DNA has appointed Judy Murrah to the roles of Chairperson, Board Director and Chief Executive Officer in addition to retaining her current position as President. Ms. Murrah will lead the executive management team, which comprises Clay Shorrock, Chief Legal Officer and President of LineaRx, the Company’s biotherapeutics subsidiary, and Beth Jantzen, Chief Financial Officer.

With over a decade of operational leadership at Applied DNA, Ms. Murrah has been influential in driving product commercialization, business scaling, and, more recently, the launch of the Company’s GMP-compliant DNA manufacturing capabilities. She was previously with Symbol Technologies (“Symbol”), where she played key roles in the company’s growth from an early-stage company to an enterprise with approximately $2 billion in revenue and 5,000 employees, holding successive Vice President positions across Sales, Marketing, and Information Technology. Following Symbol’s acquisition by Motorola, Inc. (“Motorola”), she held strategic leadership roles at Motorola, overseeing critical financial management, quality, and program management initiatives during significant business transformations, mergers, acquisitions, and divestitures. Ms. Murrah is an inventor on 14 U.S. patents and holds an MBA from Harvard Business School.

Board Director Robert C. Catell stated, “On behalf of all the employees of the Company and the Board of Directors, I offer sincere thanks to Jim for his many years of scientific innovation, personal contribution, and passion he brought to Applied DNA. His accomplishments and impact are wide-ranging and will endure with the Applied DNA team and the local Long Island community.”

Continued Mr. Catell, “Judy has played an increasingly key role in recent years and has helped to grow who we are today as a company. Applied DNA is poised for opportunity with an established biotherapeutic manufacturing capability that we believe is proven to address the manufacturing challenges identified by the industry. Driving it to deployment and scale with customers, partners, and regulators is our next mission, and the Board is confident that Judy’s leadership will put the Company on the best path forward to maximize long-term shareholder value.”

Added Ms. Murrah, “I am honored to take on the Chairperson and CEO roles and lead our associates and Applied DNA forward at this important inflection point, as we focus on our most promising aspects of our businesses, drive increased operating efficiency, and navigate the current macro environment.”

About Applied DNA Sciences

Applied DNA Sciences is a biotechnology company developing technologies to produce and detect deoxyribonucleic acid ("DNA"). Using the polymerase chain reaction ("PCR") to enable both the production and detection of DNA, we operate in two business markets: (i) the enzymatic manufacture of synthetic DNA for use in the production of nucleic acid-based therapeutics and the development and sale of a proprietary RNA polymerase ("RNAP") for use in the production of mRNA therapeutics; and (ii) the detection of DNA and RNA in molecular diagnostics and genetic testing services.

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Forward-Looking Statements

The statements made by Applied DNA in this press release may be "forward-looking" in nature within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Applied DNA's future plans, projections, strategies, and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. These forward-looking statements are based largely on the Company's expectations and projections about future events and future trends affecting our business and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including statements regarding the ability of Ms. Judy Murrah to successfully replace Dr. James Hayward as Chairperson and CEO of the Company, its goal to position the Company for long term-growth and value creation and the potential to achieve that goal and the future success of its Linea DNA and Linea IVT platforms. Actual results could differ materially from those projected due to its history of net losses, limited financial resources, substantial doubt regarding its ability to continue as a going concern, unknown future demand for its biotherapeutics products and services, the unknown amount of revenues and profits that will result from our Linea IVT and/or Linea DNA platforms, the fact that there has never been a commercial drug product utilizing the LineaDNA and/or IVT platforms approved for therapeutic use, the ability of the Company’s common stock to remain listed on Nasdaq as well as various other factors detailed from time to time in Applied DNA's SEC reports and filings, including its Annual Report on Form 10-K filed on December 17, 2024, its Quarterly Reports on Form 10-Q filed on February 13, 2025, and May 15, 2025, and other reports it files with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless otherwise required by law.

Applied DNA Sciences Contact:

Investor Relations contact: Sanjay M. Hurry, 917-733-5573, sanjay.hurry@adnas.com

Web: https://investors.adnas.com/

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